Exhibit 99.1

News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
FOURTH QUARTER AND YEAR-END 2010 RESULTS

•	Earnings per diluted share for 2010 of $1.98, up 66% over 2009
•	Annual premium revenues of $4 billion, up 9% over 2009
•	Annual operating income of $105 million, up 100% over 2009
•	Aggregate membership up 11% over 2009

Long Beach, California (February 17, 2011) – Molina Healthcare, Inc. (NYSE: MOH) today reported its financial results for the fourth quarter and year ended December 31, 2010.

Net income for the quarter was $17.6 million, or $0.58 per diluted share, compared with a net loss of $4.5 million, or $0.18 per diluted share, for the quarter ended December 31, 2009.  Net income for the year ended December 31, 2010, was $55.0 million, or $1.98 per diluted share, compared with net income of $30.9 million, or $1.19 per diluted share, for the year ended December 31, 2009.

“Our strong 2010 results reflect a year of accomplishment and growth.  We continue to deliver on our strategy of providing a diversified suite of health care services to meet the needs of low-income families and the government programs that serve them,” said J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare.  “By delivering administrative value to state agencies through our Molina Medicaid Solutions segment and by continuing to provide quality, cost-effective care in the increasingly challenging rate environment, we have positioned our Company to continue to deliver strong revenue growth and management of medical costs in 2011.”

Guidance

The Company confirms its guidance issued on January 26, 2011.

Overview of Financial Results

Fourth Quarter 2010 Compared with Third Quarter 2010

Net income for the fourth quarter of 2010 increased $1.5 million from the third quarter of 2010.  Operating income increased over 11%, primarily due to lower fee-for-service medical care costs.  Medical care costs as a percentage of premium revenue (the medical care ratio) were 82.7% in the fourth quarter of 2010 compared with 84.2% in the third quarter of 2010.

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MOH Reports Fourth Quarter and Year-End 2010 Results

February 17, 2011

Fourth Quarter 2010 Compared with Fourth Quarter 2009

Health Plans Segment

Premium revenue grew 8.4% in the fourth quarter of 2010 compared with the fourth quarter of 2009, due to a membership increase of 10.9%.  On a PMPM basis, however, consolidated premium revenue decreased 3.0% because of declines in premium rates.  The decrease in PMPM revenue was primarily due to the transfer of the pharmacy benefit to the state fee-for-service program in Ohio effective February 1, 2010.  Exclusive of the transfer of the pharmacy benefit in Ohio, Medicaid premium revenue PMPM was unchanged from the fourth quarter of 2009.  Medicare enrollment exceeded 24,000 members at December 31, 2010, and Medicare premium revenue for the quarter was $76.5 million compared with $40.0 million in the fourth quarter of 2009.

The medical care ratio decreased to 82.7% in the fourth quarter of 2010 compared with 87.5% for the same period of 2009.

The medical care ratio of the California health plan decreased to 81.9% in the fourth quarter of 2010 from 90.4% in the fourth quarter of 2009, primarily due to lower inpatient facility fee-for-service costs resulting from provider network restructuring and improved medical management.

The medical care ratio of the Florida health plan increased to 100.2% in the fourth quarter of 2010 from 97.1% in the fourth quarter of 2009, primarily due to higher capitation costs and higher fee-for-service costs in the outpatient and physician categories.  The Company has undertaken a number of measures – focused on both utilization and unit cost reductions – to improve the profitability of the Florida health plan.

The medical care ratio of the Michigan health plan increased to 81.9% in the fourth quarter of 2010 from 80.0% in the fourth quarter of 2009, primarily due to lower premium revenue PMPM and higher inpatient facility fee-for-service costs.

The medical care ratio of the New Mexico health plan decreased to 82.1% in the fourth quarter of 2010 from 85.3% in the fourth quarter of 2009, primarily due to reduced fee-for-service costs which more than offset a premium reduction of approximately 9% PMPM effective November 1, 2010.

The medical care ratio of the Ohio health plan decreased to 74.5% in the fourth quarter of 2010 from 87.5% in the fourth quarter of 2009, due to an increase in Medicaid premium PMPM of approximately 6% effective January 1, 2010, (exclusive of the reduction related to pharmacy benefits) and reduced fee-for-service costs in the outpatient and physician categories, partially offset by higher inpatient facility fee-for-service costs.

The medical care ratio of the Utah health plan decreased to 83.2% in the fourth quarter of 2010 from 95.4% in the fourth quarter of 2009, primarily due to reduced fee-for-service costs in the outpatient and physician categories and an increase in Medicaid premium PMPM of approximately 7% effective July 1, 2010.

The medical care ratio of the Washington health plan decreased to 83.2% in the fourth quarter of 2010 from 87.0% in the fourth quarter of 2009, primarily due to reduced fee-for-service costs in the outpatient and physician categories and an increase in Medicaid premium PMPM of approximately 2.5% effective July 1, 2010.

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MOH Reports Fourth Quarter and Year-End 2010 Results

February 17, 2011

Days in medical claims and benefits payable.  Beginning January 1, 2010, and for all prior periods presented, the Company is reporting days in medical claims and benefits payable relating to fee-for-service medical claims only.  This computation includes only fee-for-service medical care costs and related liabilities and therefore calculates the extent of reserves for those liabilities that are most subject to estimation.

The days in medical claims and benefits payable amount reported prior to 2010 included all medical care costs (fee-for-service, capitation, pharmacy, and administrative), and all medical claims liabilities, including those liabilities that are typically paid concurrently, or shortly after the costs are incurred, such as capitation cost and pharmacy costs.  Medical claims liabilities used in this calculation do not include accrued costs, such as salaries, associated with the administrative portion of medical costs.

By including only fee-for-service medical costs and liabilities in this computation, the Company’s days in claims payable metric will be more indicative of the size of the Company’s reserves for liabilities subject to a substantial degree of estimation.  The days in medical claims and benefits payable, excluding the Company’s Wisconsin health plan acquired September 1, 2010, were as follows:

(Dollars in thousands)	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009
Days in claims payable – fee-for-service only	42 days	42 days	44 days
Number of claims in inventory at end of period	143,600	110,200	93,100
Billed charges of claims in inventory at end of period	$218,900	$158,900	$131,400

Consolidated Expenses

General and administrative expenses, or G&A, were $100.4 million, or 9.3% of total revenue, for the fourth quarter of 2010 compared with $77.0 million, or 8.0% of total revenue, for the fourth quarter of 2009.  The increase in the G&A ratio was the result of higher administrative expenses for the Health Plan segment, driven in part by the cost of the Company’s Medicare expansion, higher variable compensation expense as a result of substantially improved financial performance in 2010, and the acquisition of Molina Medicaid Solutions.

	Three Months Ended December 31,
	2010		2009
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(In thousands)
Medicare-related administrative costs	$9,275	0.9%	$5,721	0.6%
Non Medicare-related administrative costs:
Molina Medicaid Solutions segment administrative costs	1,974	0.2	–	–
Health Plans segment administrative payroll, including employee incentive compensation	72,350	6.7	53,905	5.6
All other Health Plans segment administrative expense	16,775	1.5	17,420	1.8
	$100,374	9.3%	$77,046	8.0%

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MOH Reports Fourth Quarter and Year-End 2010 Results

February 17, 2011

Premium tax expense decreased to 3.4% of premium revenue in the fourth quarter of 2010 from 4.3% in the fourth quarter of 2009, primarily due to lower premium taxes in California.  California premium taxes in the fourth quarter of 2009 included an adjustment imposed by the state that was retroactive to January 1, 2009.  No such retroactive adjustment was made in the fourth quarter of 2010.

Depreciation and amortization expense related to the Company’s Health Plans segment is all recorded in “Depreciation and Amortization” in the Company’s consolidated statements of operations.  Depreciation and amortization related to the Company’s Molina Medicaid Solutions segment is recorded within three different captions in the Company’s consolidated statements of operations as follows:

•	Amortization of purchased intangibles relating to customer relationships is reported as amortization in “Depreciation and Amortization;”
•	Amortization of purchased intangibles relating to contract backlog is recorded as a reduction of service revenue; and
•	Depreciation is recorded as cost of service revenue.

The following table presents all depreciation and amortization recorded in the Company’s consolidated statements of operations, regardless of whether the item appears as depreciation and amortization, a reduction of revenue, or as cost of service revenue, and reconciles that amount to the condensed consolidated statements of cash flows.

	Three Months Ended December 31,
	2010		2009
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(In thousands)
Depreciation and amortization	$12,470	1.2%	$9,642	1.0%
Amortization recorded as reduction of service revenue	4,070	0.4	–	–
Depreciation recorded as cost of service revenue	3,740	0.3	–	–
Depreciation and amortization reported in the condensed consolidated statements of cash flows	$20,280	1.9%	$9,642	1.0%

Interest expense was $3.5 million for the fourth quarter of 2010, consistent with the fourth quarter of 2009.

Income tax expense (benefit) was recorded at an effective rate of 41.2% in the fourth quarter of 2010 compared with (53.7%) in the fourth quarter of 2009.  The lower rate in 2009 was primarily due to the Company’s pre-tax loss recognized during the quarter and higher than previously estimated California enterprise zone tax credits.

Through December 31, 2009, the Company’s income tax expense included both the Michigan business income tax, or BIT, and the Michigan modified gross receipts tax, or MGRT.  Effective January 1, 2010, the Company has recorded the MGRT as a premium tax and not as an income tax.  The Company will continue to record the BIT as an income tax.  For the fourth quarter and year ended December 31, 2009, premium tax expense and income tax expense have been reclassified to conform to this presentation.

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MOH Reports Fourth Quarter and Year-End 2010 Results

February 17, 2011

Year Ended December 31, 2010, Compared with Year Ended December 31, 2009

Health Plans Segment

Premium revenue grew 9% in the year ended December 31, 2010, compared with the same period in 2009, due to a membership increase of 10.9%.  On a PMPM basis, however, consolidated premium revenue decreased 2.1% because of declines in premium rates.  The decrease in PMPM revenue was primarily due to the transfer of the pharmacy benefit to the state fee-for-service programs in Ohio (effective February 1, 2010) and Missouri (effective October 1, 2009).  Exclusive of the transfer of the pharmacy benefit in Ohio and Missouri, Medicaid premium revenue PMPM increased approximately 1.5% from 2009.  Medicare enrollment exceeded 24,000 members at December 31, 2010, and Medicare premium revenue for 2010 was $265.2 million compared with $135.9 million for the same period in 2009.

The medical care ratio decreased to 84.5% for 2010 compared with 86.8% for 2009.

The medical care ratio of the California health plan decreased to 83.5% for the year ended December 31, 2010, from 92.2% for the same period in 2009, primarily due to lower inpatient facility fee-for-service costs resulting from provider network restructuring and improved medical management.

The medical care ratio of the Florida health plan increased to 95.4% for the year ended December 31, 2010, from 93.8% for 2009, primarily due to higher capitation costs and higher fee-for-service costs in the outpatient and physician categories.

The medical care ratio of the Michigan health plan increased to 83.7% for the year ended December 31, 2010, from 81.5% for 2009, primarily due to higher inpatient facility fee-for-service costs.

The medical care ratio of the New Mexico health plan decreased to 80.6% for the year ended December 31, 2010, from 85.7% for the same period in 2009, primarily due to reduced fee-for-service costs which more than offset decreased premium revenue PMPM.

The medical care ratio of the Ohio health plan decreased to 79.1% for the year ended December 31, 2010, from 86.1% for the same period in 2009, primarily due to an increase in Medicaid premium PMPM of approximately 6% effective January 1, 2010, (exclusive of the reduction related to pharmacy benefits), partially offset by higher inpatient facility fee-for-service costs.

The medical care ratio of the Utah health plan decreased to 91.3% for the year ended December 31, 2010, from 91.8% for the same period in 2009, due to improved financial performance in the second half of 2010.  That improved financial performance was the result of reduced fee-for-service costs in the second half of 2010 and an increase in Medicaid premium PMPM of approximately 7% effective July 1, 2010.

The medical care ratio of the Washington health plan decreased to 83.9% for the year ended December 31, 2010, from 84.5% for the same period in 2009, primarily due to reduced fee-for-service costs which more than offset decreased premium revenue PMPM.  Premium revenue PMPM decreased for all of 2010 compared to 2009 because the rate increase of approximately 2.5% effective July 1, 2010, was not enough to offset decreases received during the second half of 2009.

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MOH Reports Fourth Quarter and Year-End 2010 Results

February 17, 2011

Consolidated Expenses

General and administrative expenses were $346.0 million, or 8.5% of total revenue, for 2010 compared with $276.0 million, or 7.5% of total revenue, for 2009.  The increase in the G&A ratio was the result of higher administrative expenses for the Health Plan segment, driven in part by the cost of the Company’s Medicare expansion, higher variable compensation expense as a result of substantially improved financial performance in 2010, employee severance and settlement costs of $5.5 million, and costs relating to the acquisitions of Molina Medicaid Solutions and the Wisconsin health plan.

	Year Ended December 31,
	2010		2009
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(In thousands)
Medicare-related administrative costs	$30,254	0.7%	$18,564	0.5%
Non Medicare-related administrative costs:
Employee severance and settlement costs	5,548	0.1	1,257	–
Molina Medicaid Solutions segment administrative costs	5,135	0.1	–	–
Molina Medicaid Solutions and Wisconsin plan acquisition costs	2,957	0.1	–	–
Health Plans segment administrative payroll, including employee incentive compensation	239,146	5.9	204,432	5.6
All other Health Plans segment administrative expense	62,953	1.6	51,774	1.4
	$345,993	8.5%	$276,027	7.5%

Premium tax expense was 3.5% of premium revenue in 2010, consistent with 2009.

Depreciation and amortization expense is reported as discussed earlier.  The following table presents all depreciation and amortization recorded in the Company’s statements of operations regardless of whether the item appears as depreciation and amortization, a reduction of revenue, or as cost of service revenue, and reconciles that amount to the condensed consolidated statements of cash flows.

	Year Ended December 31,
	2010		2009
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(In thousands)
Depreciation and amortization	$45,704	1.1%	$38,110	1.0%
Amortization recorded as reduction of service revenue	8,316	0.2	–	–
Depreciation recorded as cost of service revenue	6,745	0.2	–	–
Depreciation and amortization reported in the condensed consolidated statements of cash flows	$60,765	1.5%	$38,110	1.0%

Interest expense increased to $15.5 million for 2010 compared with $13.8 million for 2009.

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MOH Reports Fourth Quarter and Year-End 2010 Results

February 17, 2011

Income tax expense was recorded at an effective rate of 38.6% for the year ended December 31, 2010, compared with 19.1% in the same period of 2009.  The lower rate in 2009 was primarily due to discrete tax benefits recorded in 2009 as a result of settling tax examinations, and higher than previously estimated tax credits.

Molina Medicaid Solutions Segment (acquired May 1, 2010)

Molina Medicaid Solutions contributed $2.6 million to operating income for the year ended December 31, 2010, but reported an operating loss of $3.6 million for the quarter ended December 31, 2010.  The operating loss for the fourth quarter of 2010 was primarily the result of system stabilization costs incurred for two of Molina Medicaid Solutions’ contracts.

Performance of Molina Medicaid Solutions for the quarter and year ended December 31, 2010, was as follows:

	Three Months Ended	Year Ended
	December 31, 2010
	(In thousands)
Service revenue before amortization	$40,554	$98,125
Amortization of contract backlog recorded as contra-service revenue	(4,070)	(8,316)
Service revenue	36,484	89,809

Cost of service revenue	36,788	78,647
General and administrative costs	1,974	5,135
Amortization of customer relationships intangibles	1,275	3,418
Operating (loss) income	$(3,553)	$2,609

Cash Flow

Cash provided by operating activities for 2010 was $161.6 million compared with $155.4 million for 2009, an increase of $6.2 million.

Deferred revenue, which was a source of operating cash totaling $88.2 million in 2009, was a use of operating cash totaling $41.9 million in 2010.  The change in deferred revenue was offset by increases in net income, depreciation and amortization, and other current liabilities.

Cash used in investing activities increased significantly in 2010 compared with 2009 due chiefly to the acquisition of Molina Medicaid Solutions, which totaled $131.3 million.

Cash provided by financing activities increased due to funds generated by the Company’s equity offering in the third quarter of 2010, which totaled $111.1 million net of issuance costs.  Amounts borrowed under the Company’s credit facility to fund the acquisition of Molina Medicaid Solutions in the second quarter of 2010 were repaid in the third quarter using proceeds from the equity offering.

At December 31, 2010, the Company had cash and investments (not including restricted investments) of $771.7 million, including non-current auction rate securities with a fair value of $20.4 million.  At December 31, 2010, the parent company had unrestricted cash and investments of $65.1 million, including auction rate securities with a fair value of $6.0 million.

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MOH Reports Fourth Quarter and Year-End 2010 Results

February 17, 2011

Investment income decreased to $6.3 million in 2010 compared with $9.1 million in 2009.  This decline was due primarily to lower interest rates.

Reconciliation of Non-GAAP to GAAP Financial Measures

EBITDA (1)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(In thousands)
Operating income (loss)	$33,432	$(5,804)	$105,001	$51,934
Add back:
Depreciation and amortization reported in the condensed consolidated statements of cash flows	20,280	9,642	60,765	38,110
EBITDA	$53,712	$3,838	$165,766	$90,044

(1)
The Company calculates EBITDA consistently on a quarterly and annual basis by adding back depreciation and amortization to operating income.  EBITDA is not prepared in conformity with GAAP because it excludes depreciation and amortization, as well as interest expense, and the provision for income taxes.  This non-GAAP financial measure should not be considered as an alternative to the GAAP measures of net income, operating income, operating margin, or cash provided by operating activities, nor should EBITDA be considered in isolation from these GAAP measures of operating performance.  Management uses EBITDA as a supplemental metric in evaluating the Company’s financial performance, in evaluating financing and business development decisions, and in forecasting and analyzing future periods.  For these reasons, management believes that EBITDA is a useful supplemental measure to investors in evaluating the Company’s performance and the performance of other companies in its industry.

Equity Offering

The Company issued 4,350,000 shares in connection with the equity offering it conducted in the third quarter of 2010 as described earlier.  The offering added approximately 1.7 million shares to the weighted average number of common shares outstanding for the year ended December 31, 2010.

Conference Call

The Company’s management will host a conference call and webcast to discuss its fourth quarter and year-end results at 5:00 p.m. Eastern time on Thursday, February 17, 2011.  The number to call for the interactive teleconference is (212) 271-4657.  A telephonic replay of the conference call will be available from 7:00 p.m. Eastern time on Thursday, February 17, 2011, through 6:00 p.m. on Friday, February 18, 2011, by dialing (800) 633-8284 and entering confirmation number 21502798.  A live broadcast of Molina Healthcare’s conference call will be available on the Company’s website, www.molinahealthcare.com, or at www.earnings.com.  A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

About Molina Healthcare

Molina Healthcare, Inc. provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program.  Molina’s licensed health plans in California, Florida, Michigan, Missouri, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.6 million members, and the Company’s subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida.

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MOH Reports Fourth Quarter and Year-End 2010 Results

February 17, 2011

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This earnings release contains “forward-looking statements” regarding the Company’s plans, expectations, and anticipated future events.  Actual results could differ materially due to numerous known and unknown risks and uncertainties, including, without limitation, risk factors related to the following:

•
significant budgetary pressures on state governments and their potential inability to maintain the currently agreed-upon payment rates to our health plans, to implement expected rate increases, or to maintain existing benefit packages or membership eligibility thresholds or criteria;

•	increases in our Aged, Blind or Disabled membership at our California and Texas health plans consistent with our expectations;
•
uncertainties regarding the impact of the Patient Protection and Affordable Care Act, including its possible repeal, judicial overturning of the individual insurance mandate, the effect of various implementing regulations, and uncertainties regarding the likely impact of other federal or state health care and insurance reform measures;

•	management of our medical costs, including seasonal flu patterns and rates of utilization that are consistent with our expectations;
•	the success of our efforts to retain existing government contracts in connection with upcoming state requests for proposals (RFPs) in Washington and Louisiana;
•
the success of our efforts to obtain new government contracts in connection with upcoming RFPs in both existing states (Texas and Florida) and new states (Arizona, Georgia, and Illinois) and our ability to grow our revenues through 2012 consistent with our expectations;

•	the accurate estimation of incurred but not reported medical costs across our health plans;
•	risks associated with the continued growth in new Medicaid and Medicare enrollees;
•	retroactive adjustments to premium revenue or accounting estimates which require adjustment based upon subsequent developments, including Medicaid pharmaceutical rebates;
•	the continuation and renewal of the government contracts of our health plans and of Molina Medicaid Solutions and the terms on which such contracts are renewed;
•	the timing of receipt and recognition of revenue and the amortization of expense under the state contracts of Molina Medicaid Solutions;
•	additional administrative costs and the potential payment of additional amounts to providers and/or the state as a result of MMIS implementation issues in Idaho;
•	the certification of the MMIS systems in both Maine and Idaho during 2011;
•	government audits and reviews, including the audit of our Medicare plans by CMS;
•	changes with respect to our provider contracts and the loss of providers;
•
the establishment of a federal or state medical cost expenditure floor as a percentage of the premiums we receive, and the interpretation and implementation of medical cost expenditure floors, administrative cost and profit ceilings, and profit sharing arrangements;

•	the interpretation and implementation of at-risk premium rules regarding the achievement of certain quality measures;
•	approval by state regulators of dividends and distributions by our health plan subsidiaries;
•	changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;
•	high dollar claims related to catastrophic illness;
•	the favorable resolution of litigation or arbitration matters;
•	restrictions and covenants in our credit facility, and the approach of its maturity date in May 2012;
•	the relatively small number of states in which we operate health plans;
•	the availability of financing to fund and capitalize our acquisitions and start-up activities and to meet our liquidity needs;
•	a state’s failure to renew its federal Medicaid waiver;
•	an inadvertent unauthorized disclosure of protected health information;
•	changes generally affecting the managed care or Medicaid management information systems industries;
•	increases in government surcharges, taxes, and assessments;
•	changes in general economic conditions, including unemployment rates;

and numerous other risk factors, including those discussed in our periodic reports and filings with the Securities and Exchange Commission.  These reports can be accessed under the investor relations tab of our Company website or on the SEC’s website at www.sec.gov.  Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements.  All forward‐looking statements in this release represent our judgment as of February 17, 2011, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations.

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MOH Reports Fourth Quarter and Year-End 2010 Results

February 17, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per-share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenue:
Premium revenue	$1,042,889	$962,411	$3,989,909	$3,660,207
Service revenue	36,484	−	89,809	−
Investment income	1,379	1,813	6,259	9,149
Total operating revenue	1,080,752	964,224	4,085,977	3,669,356

Expenses:
Medical care costs	862,491	842,371	3,370,857	3,176,236
Cost of service revenue	36,788	−	78,647	−
General and administrative expenses	100,374	77,046	345,993	276,027
Premium tax expenses (1)	35,197	40,969	139,775	128,581
Depreciation and amortization	12,470	9,642	45,704	38,110
Total expenses	1,047,320	970,028	3,980,976	3,618,954
Gain on purchase of convertible senior notes	−	−	−	1,532
Operating income (loss)	33,432	(5,804)	105,001	51,934
Interest expense	(3,453)	(3,860)	(15,509)	(13,777)

Income (loss) before income taxes	29,979	(9,664)	89,492	38,157
Income tax expense (benefit) (1)	12,351	(5,192)	34,522	7,289
Net income (loss)	$17,628	$(4,472)	$54,970	$30,868

Net income (loss) per share:
Basic	$0.58	$(0.18)	$2.00	$1.19
Diluted	$0.58	$(0.18)	$1.98	$1.19

Weighted average number of common shares and potentially dilutive common shares outstanding	30,495	25,552	27,754	25,984

Operating Statistics:
Ratio of medical care costs paid directly to providers to premium revenue	80.4%	85.5%	82.3%	84.8%
Ratio of medical care costs not paid directly to providers to premium revenue	2.3	2.0	2.2	2.0
Medical care ratio (2)	82.7%	87.5%	84.5%	86.8%
General and administrative expense ratio (3)	9.3%	8.0%	8.5%	7.5%
Premium tax ratio (1), (2)	3.4%	4.3%	3.5%	3.5%
Effective tax rate (1)	41.2%	(53.7)%	38.6%	19.1%

(1)
Effective January 1, 2010, the Company has recorded the MGRT as a premium tax and not as an income tax.  For the three months and year ended December 31, 2009, premium tax expense and income tax expense have been reclassified to conform to this presentation.

(2)	Medical care ratio represents medical care costs as a percentage of premium revenue; premium tax ratio represents premium taxes as a percentage of premium revenue.
(3)	Computed as a percentage of total operating revenue.

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MOH Reports Fourth Quarter and Year-End 2010 Results

February 17, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per-share data)

	Dec. 31, 2010	Dec. 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$455,886	$469,501
Investments	295,375	174,844
Receivables	168,190	136,654
Income and related taxes refundable	−	6,067
Deferred income taxes	15,716	8,757
Prepaid expenses and other current assets	22,772	14,383
Total current assets	957,939	810,206
Property and equipment, net	100,537	78,171
Deferred contract costs	28,444	−
Intangible assets, net	105,500	80,846
Goodwill and indefinite-lived intangible assets	212,228	133,408
Investments	20,449	59,687
Restricted investments	42,100	36,274
Receivable for ceded life and annuity contracts	24,649	25,455
Other assets	17,368	19,988
	$1,509,214	$1,244,035

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$354,356	$315,316
Accounts payable and accrued liabilities	137,930	71,732
Deferred revenue	60,086	101,985
Income taxes payable	13,176	−
Total current liabilities	565,548	489,033
Long-term debt	164,014	158,900
Deferred income taxes	16,235	12,506
Liability for ceded life and annuity contracts	24,649	25,455
Other long-term liabilities	19,711	15,403
Total liabilities	790,157	701,297

Stockholders’ equity:
Common stock, $0.001 par value; 80,000 shares authorized, outstanding 30,309 shares at December 31, 2010, and 25,607 shares at December 31, 2009	30	26
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares outstanding	−	−
Additional paid-in capital	251,627	129,902
Accumulated other comprehensive loss	(2,192)	(1,812)
Retained earnings	469,592	414,622
Total stockholders’ equity	719,057	542,738
	$1,509,214	$1,244,035

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MOH Reports Fourth Quarter and Year-End 2010 Results

February 17, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Operating activities:
Net income (loss)	$17,628	$(4,472)	$54,970	$30,868
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,280	9,642	60,765	38,110
Unrealized loss (gain) on trading securities	−	115	(4,170)	(3,394)
(Gain) loss on rights agreement	−	(104)	3,807	3,100
Deferred income taxes	(8,555)	(2,323)	(4,092)	(1)
Stock-based compensation	2,263	1,755	9,531	7,485
Non-cash interest on convertible senior notes	1,314	1,219	5,114	4,782
Gain on purchase of convertible senior notes	−	−	−	(1,532)
Amortization of deferred financing costs	502	832	1,780	1,872
Tax deficiency from employee stock compensation	(292)	(45)	(968)	(749)
Changes in operating assets and liabilities:
Receivables	57,357	7,475	(7,539)	(8,092)
Prepaid expenses and other current assets	(1,449)	(71)	(9,756)	383
Medical claims and benefits payable	416	12,202	34,363	22,874
Accounts payable and accrued liabilities	25,351	(10,877)	40,482	(26,467)
Deferred revenue	22,438	17,350	(41,899)	88,181
Income taxes	15,931	(7,610)	19,258	(2,049)
Net cash provided by operating activities	153,184	25,088	161,646	155,371

Investing activities:
Purchases of property and equipment	(16,620)	(7,480)	(48,538)	(35,870)
Purchases of investments	(140,222)	(59,429)	(302,842)	(186,764)
Sales and maturities of investments	39,913	54,595	225,106	204,365
Net cash paid in business combinations	(3,512)	(394)	(130,743)	(11,294)
Increase in deferred contract costs	(8,703)	−	(29,319)	−
(Increase) decrease in restricted investments	2,947	6,126	(5,566)	1,928
Change in other long-term assets and liabilities	490	587	2,830	(10,078)
Net cash used in investing activities	(125,707)	(5,995)	(289,072)	(37,713)

Financing activities:
Amount borrowed under credit facility	−	−	105,000	−
Proceeds from common stock offering, net of issuance costs	(115)	−	111,131	−
Repayment of amount borrowed under credit facility	−	−	(105,000)	−
Treasury stock purchases	−	−	−	(27,712)
Purchase of convertible senior notes	−	−	−	(9,653)
Credit facility fees paid	−	−	(1,671)	−
Excess tax benefits from employee stock compensation	(125)	5	295	31
Proceeds from employee stock plans	2,194	934	4,056	2,015
Net cash provided by (used in) financing activities	1,954	939	113,811	(35,319)
Net increase (decrease) in cash and cash equivalents	29,431	20,032	(13,615)	82,339
Cash and cash equivalents at beginning of period	426,455	449,469	469,501	387,162
Cash and cash equivalents at end of period	$455,886	$469,501	$455,886	$469,501

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MOH Reports Fourth Quarter and Year-End 2010 Results

February 17, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED MEMBERSHIP DATA

Total Ending Membership By Health Plan:	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009
California	344,000	349,000	351,000
Florida	61,000	57,000	50,000
Michigan	227,000	225,000	223,000
Missouri	81,000	79,000	78,000
New Mexico	91,000	91,000	94,000
Ohio	245,000	241,000	216,000
Texas	94,000	96,000	40,000
Utah	79,000	78,000	69,000
Washington	355,000	353,000	334,000
Wisconsin (1)	36,000	28,000	–
	1,613,000	1,597,000	1,455,000

Total Ending Membership By State for the Medicare Advantage Plans (1):
California	4,900	4,300	2,100
Florida	500	500	–
Michigan	6,300	5,700	3,300
New Mexico	600	600	400
Texas	700	600	500
Utah	8,900	8,600	4,000
Washington	2,600	2,300	1,300
	24,500	22,600	11,600

Total Ending Membership By State for the Aged, Blind or Disabled Population:
California	13,900	13,500	13,900
Florida	10,000	9,500	8,800
Michigan	31,700	31,400	32,200
New Mexico	5,700	5,700	5,700
Ohio	28,200	27,900	22,600
Texas	19,000	18,900	17,600
Utah	8,000	7,900	7,500
Washington	4,000	3,700	3,200
Wisconsin (1)	1,700	1,700	–
	122,200	120,200	111,500

(1)
The Company acquired the Wisconsin health plan on September 1, 2010.  As of December 31, 2010, the Wisconsin health plan had approximately 3,000 Medicare Advantage members covered under a reinsurance contract with a third party; these members are not included in the membership tables herein.

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MOH Reports Fourth Quarter and Year-End 2010 Results

February 17, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Amounts in thousands except per member per month amounts)

Three Months Ended December 31, 2010
	Premium Revenue		Medical Care Costs
Member Months (1)	Total	PMPM	Total	PMPM	Medical Care Ratio	Premium Tax Expense (2)
California	1,039	$130,060	$125.18	$106,452	$102.46	81.9%	$1,759
Florida	181	46,648	257.35	46,760	257.96	100.2	3
Michigan (2)	679	161,411	237.66	132,146	194.57	81.9	9,882
Missouri	242	53,978	223.40	44,525	184.28	82.5	–
New Mexico	270	85,635	316.84	70,287	260.05	82.1	2,139
Ohio	734	218,641	297.78	162,851	221.80	74.5	17,107
Texas	282	57,835	205.13	48,121	170.68	83.2	1,004
Utah	236	67,036	284.00	55,760	236.23	83.2	–
Washington	1,061	196,013	184.78	163,008	153.67	83.2	3,235
Wisconsin (3)	106	23,723	224.90	21,420	203.07	90.3	–
Other (4)	–	1,909	–	11,161	–	–	68
	4,830	$1,042,889	$215.93	$862,491	$178.58	82.7%	$35,197

Three Months Ended December 31, 2009
	Premium Revenue		Medical Care Costs
Member Months (1)	Total	PMPM	Total	PMPM	Medical Care Ratio	Premium Tax Expense (2)
California	1,059	$127,716	$120.56	$115,506	$109.03	90.4%	$6,035
Florida	141	35,910	254.97	34,882	247.67	97.1	6
Michigan (2)	651	151,845	233.07	121,457	186.43	80.0	10,443
Missouri	232	52,507	226.21	45,954	197.97	87.5	–
New Mexico	279	102,079	365.48	87,090	311.82	85.3	3,008
Ohio	637	216,849	340.60	189,796	298.11	87.5	15,759
Texas	119	41,205	347.41	31,633	266.71	76.8	683
Utah	206	51,912	252.21	49,528	240.63	95.4	–
Washington	997	179,617	180.21	156,251	156.77	87.0	5,033
Wisconsin (3)	–	–	–	–	–	–	–
Other (4)	–	2,771	–	10,274	–	–	2
	4,321	$962,411	$222.68	$842,371	$194.91	87.5%	$40,969

(1)	A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2)
Effective January 1, 2010, the Company has recorded the Michigan gross receipts tax, or MGRT, as a premium tax and not as an income tax.  The 2009 amounts have been reclassified to conform to this presentation.

(3)	The Company acquired the Wisconsin health plan on September 1, 2010.
(4)	“Other” medical care costs primarily include medically related administrative costs at the parent company.

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MOH Reports Fourth Quarter and Year-End 2010 Results

February 17, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Amounts in thousands except per member per month amounts)

		Year Ended December 31, 2010
		Premium Revenue		Medical Care Costs
	Member Months (1)	Total	PMPM	Total	PMPM	Medical Care Ratio	Premium Tax Expense (2)
California	4,197	$506,871	$120.77	$423,021	$100.79	83.5%	$6,912
Florida	664	170,683	256.87	162,839	245.07	95.4	1
Michigan (2)	2,708	630,134	232.66	527,596	194.80	83.7	39,187
Missouri	946	210,852	222.98	180,291	190.66	85.5	–
New Mexico	1,104	366,784	332.02	295,633	267.61	80.6	9,300
Ohio	2,817	860,324	305.42	680,802	241.69	79.1	67,358
Texas	708	188,716	266.72	162,714	229.97	86.2	3,251
Utah	921	258,076	280.27	235,576	255.84	91.3	–
Washington	4,141	758,849	183.27	636,617	153.75	83.9	13,513
Wisconsin (3)	134	30,033	224.75	27,574	206.35	91.8	–
Other (4)	–	8,587	–	38,194	–	–	253
	18,340	$3,989,909	$217.56	$3,370,857	$183.80	84.5%	$139,775

Year Ended December 31, 2009
	Premium Revenue		Medical Care Costs
Member Months (1)	Total	PMPM	Total	PMPM	Medical Care Ratio	Premium Tax Expense (2)
California	4,135	$481,717	$116.49	$443,892	$107.34	92.2%	$16,446
Florida	386	102,232	264.94	95,936	248.62	93.8	16
Michigan (2)	2,523	557,421	220.94	454,431	180.12	81.5	36,482
Missouri	927	230,222	248.25	191,585	206.59	83.2	–
New Mexico	1,042	404,026	387.67	346,044	332.03	85.7	11,043
Ohio	2,411	803,521	333.33	691,402	286.82	86.1	47,849
Texas	402	134,860	335.69	110,794	275.78	82.2	2,513
Utah	793	207,297	261.43	190,319	240.02	91.8	–
Washington	3,847	726,137	188.77	613,876	159.58	84.5	14,175
Wisconsin (3)	–	–	–	–	–	–	–
Other (4)	–	12,774	–	37,957	–	–	57
	16,466	$3,660,207	$222.24	$3,176,236	$192.85	86.8%	$128,581

(1)	A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2)
Effective January 1, 2010, the Company has recorded the Michigan gross receipts tax, or MGRT, as a premium tax and not as an income tax.  The 2009 amounts have been reclassified to conform to this presentation.

(3)	The Company acquired the Wisconsin health plan on September 1, 2010.
(4)	“Other” medical care costs primarily include medically related administrative costs at the parent company.

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MOH Reports Fourth Quarter and Year-End 2010 Results

February 17, 2011

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA
(Dollars in thousands except per member per month amounts)

The following tables provide the details of the Company’s medical care costs for the periods indicated:

	Three Months Ended December 31, 2010			Three Months Ended December 31, 2009
	Amount	PMPM	% of Total Medical Care Costs	Amount	PMPM	% of Total Medical Care Costs
Fee-for-service	$597,183	$123.64	69.2%	$556,118	$128.68	66.0%
Capitation	145,166	30.06	16.8	145,187	33.59	17.2
Pharmacy	84,645	17.53	9.8	108,617	25.13	12.9
Other	35,497	7.35	4.2	32,449	7.51	3.9
	$862,491	$178.58	100.0%	$842,371	$194.91	100.0%

	Year Ended December 31, 2010			Year Ended December 31, 2009
	Amount	PMPM	% of Total Medical Care Costs	Amount	PMPM	% of Total Medical Care Costs
Fee-for-service	$2,360,858	$128.73	70.0%	$2,077,489	$126.14	65.4%
Capitation	555,487	30.29	16.5	558,538	33.91	17.6
Pharmacy	325,935	17.77	9.7	414,785	25.18	13.1
Other	128,577	7.01	3.8	125,424	7.62	3.9
	$3,370,857	$183.80	100.0%	$3,176,236	$192.85	100.0%

The following table provides the details of the Company’s medical claims and benefits payable as of the dates indicated:

	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009
Fee-for-service claims incurred but not paid (IBNP)	$275,259	$271,285	$246,508
Capitation payable	49,598	53,410	39,995
Pharmacy payable	14,649	14,663	20,609
Other	14,850	13,982	8,204
	$354,356	$353,340	$315,316

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MOH Reports Fourth Quarter and Year-End 2010 Results

February 17, 2011

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands, except per-member amounts)
(Unaudited)

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variation in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims.  The Company’s reserving methodology is consistently applied across all periods presented.  The negative amounts displayed for “Components of medical care costs related to: Prior periods” represent the amount by which the Company’s original estimate of claims and benefits payable at the beginning of the period exceeded the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported.  The following table shows the components of the change in medical claims and benefits payable as of the periods indicated:

	Year Ended
	Dec. 31, 2010	Dec. 31, 2009
Balances at beginning of period	$315,316	$292,442
Balance of acquired subsidiary	3,228	–
Components of medical care costs related to:
Current period	3,420,235	3,227,794
Prior periods	(49,378)	(51,558)
Total medical care costs	3,370,857	3,176,236
Payments for medical care costs related to:
Current period	3,085,388	2,920,015
Prior periods	249,657	233,347
Total paid	3,335,045	3,153,362
Balances at end of period	$354,356	$315,316

Benefit from prior period as a percentage of:
Balance at beginning of period	15.7%	17.6%
Premium revenue	1.2%	1.4%
Total medical care costs	1.5%	1.6%

Claims Data (1):
Days in claims payable, fee for service only	42	44
Number of members at end of period	1,613,000	1,455,000
Number of claims in inventory at end of period	143,600	93,100
Billed charges of claims in inventory at end of period	$218,900	$131,400
Claims in inventory per member at end of period	0.09	0.06
Billed charges of claims in inventory per member at end of period	$135.71	$90.31
Number of claims received during the period	14,554,800	12,930,100
Billed charges of claims receivedduring the period	$11,686,100	$9,769,000

(1)	“Claims Data” does not include the Company’s Wisconsin health plan acquired September 1, 2010.

-END-